Exhibit 10.1

September 16, 2016

Ms. Romy M. Massey

7109 Four Sixes Ranch Road

North Richland Hills, Texas 76182

Re:	OFFER OF EMPLOYMENT

Dear Ms. Massey:

On behalf of Warren Resources, Inc. (“Warren” or the “Company”), I am pleased to extend this offer of employment to you effective as of your Start Date (as defined below), and look forward to you joining Warren. I am confident you will find your position with Warren both challenging and rewarding.

The basic terms are as follows:

Start Date: Tuesday, November 1, 2016.

Job Title: Vice President and Chief Accounting Officer.

Job Location: Effective January 1, 2017, Dallas, Texas. Prior to January 1, 2017, you will work from either the Houston office or the Plano Texas office.

Responsibilities: You will be responsible for performing the duties and responsibilities as are commensurate and consistent with your position as Chief Accounting Officer and will devote your full working time, attention and efforts to the Company and to discharging the responsibilities of your position, including the internal and external audit functions; all state and federal taxes filings; internal and external financial reports, as well as all accounting, including ledgers, assets, credit, collections, and accounts; and, such other duties and responsibilities as may be assigned from time to time by the Company which relate to the business of the Company. You will report directly to the Company’s Chief Financial Officer (“CFO”). You agree to comply with the Company’s standard policies and procedures, and with all applicable laws and regulations.

Annual Base Salary: $235,000, payable bi-weekly in twenty-six (26) equal installments less all required or elected taxes and other withholdings.

Annual Bonus: Starting in calendar 2017, you will have a target bonus of 50% of your base salary with specified performance metrics mutually agreed upon by you and the CFO and approved by the CEO and compensation committee of the board of directors. Depending on the achievement of the performance metrics (as determined by the compensation committee), the multiplier times the target bonus can be 0 to 2 times the target bonus. For clarity, the maximum target that can be achieved in any calendar year would be 2 times the target bonus.

Other Long-Term Incentives: You will be eligible to participate in the Company’s equity incentive plan (provided such plan is approved by the Company’s stockholders), with any such grant of equity to be determined by the compensation committee with recommendations from the Chief Executive Officer

Vacation and Benefits: You shall be entitled to take four weeks of paid annual vacation (“Vacation Time”) during each calendar year of employment, plus three personal days and five days of sick leave (“PTO”), all in accordance with the Warren Resources Employee Handbook, which you acknowledge receiving and reviewing. Subject to and in accordance with applicable eligibility requirements, you will be eligible to participate in such employee benefit plans, policies, programs and arrangements as are generally provided to the Company’s from time to time, which benefits currently include health and dental insurance plans and a 401(k) retirement plan.

Severance Benefits: Attached is a copy of the current executive severance benefits in place for the Company’s employees. I will recommend a plan similar to this to the new compensation committee.

No Guarantees Due to Pending New Board of Directors: The Company’s new board of directors (to be appointed after completion of our pending bankruptcy proceedings) will approve the new compensation plans of the Company along with the specific awards under the equity incentive program. We do not expect this will materially change from the plans currently in place, but there are no guarantees and changes or modifications to our benefit plans could occur at the request of our new board. In addition, we expect the new board of directors to make the formal appointment of new officers, and if you accept the position contemplated in this letter, we plan to request that the new board appoint you as Vice President and Chief Accounting Officer.

Restrictive Covenants: The offer of employment that is contained in this letter agreement is contingent upon your timely executing our standard Non-Competition, Non-Solicitation and Confidentiality Agreement attached hereto.

Entire Agreement: Unless expressly provided herein, this letter agreement and the Exhibits hereto represent the entire agreement between you and the Company regarding your employment and supersedes all prior communications and agreements, whether written or oral.

Employment at Will: Although the Company hopes for a lasting relationship with you, your employment with the company is and will remain strictly “at will”. This means that both the Company and you have the absolute right to terminate your employment at any time, with or without notice and with or without cause, subject to any termination benefits due pursuant to this letter agreement or the above referenced severance plan.

Please confirm your acceptance of these terms by signing below and returning a copy of this letter to me via electronic mail at the following address: fsmith@warrenresources.com.

Yours truly,

WARREN RESOURCES, INC.

	By:	/s/ Frank T. Smith

	Name:	Frank T. Smith, Jr.
	Title:	Senior Vice President & Chief Financial Officer

Accepted and agreed to this 20th day of September, 2016:

/s/ Romy M. Massey

Romy M. Massey